EXHIBIT 99.1

FOR RELEASE: Monday, January 30, 2017 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the "Company") (OTCQX: QNTO), the holding company for Quaint Oak Bank (the "Bank"), announced today that net income for the quarter ended December 31, 2016 was $455,000, or $0.25 per basic and $0.23 per diluted share, compared to $378,000, or $0.22 per basic and $0.20 per diluted share for the same period in 2015.  Net income for the year ended December 31, 2016 was $1.5 million, or $0.84 per basic and $0.77 per diluted share, compared to $1.3 million, or $0.74 per basic and $0.68 per diluted share for the same period in 2015.

Robert T. Strong, President and Chief Executive Officer stated, "We are very pleased to report our strong earnings for both the quarter and the year ended December 31, 2016.  Earnings reported for the quarter ended December 31, 2016 are 20.4% higher than the quarter ended December 31, 2015. Likewise, earnings reported for the year ended December 31, 2016 are 17.9% higher than the year ended December 31, 2015.  Additionally, our total assets grew 17.4% at 2016 year end compared to year end 2015.  Deposit growth at year end 2016 well exceeded $27 million as our Lehigh Valley Office pierced the $50 million mark in total deposits while our Commercial Lending Team shattered previous year gross lending levels with over $81 million in new loans originated during the year."

Mr. Strong continued, "Again, the Company experienced a strong contribution from the Bank's subsidiary companies of mortgage banking, title abstract and real estate services.  The addition of the insurance agency in the latter half of the year had a positive contribution; however, we expect a truly positive impact of this acquisition should be observed after a full year of operation."

Mr. Strong added, "Our non-performing loans as a percent of total loans receivable, net stood at 1.06% at 2016 year end while our Texas ratio moderated down to 10.30% also at 2016 year end.  Other real estate owned, net moved down from a 2015 year-end balance of $1.4 million to $435,000 at 2016 year end.

In closing, Mr. Strong commented, "I am especially pleased to note that stockholder equity increased $1.8 million or 9.2% at the 2016 year end when compared to 2015 year end.  As always, in conjunction with having maintained a strong repurchase plan of having repurchased over 35% of our original shares issued in our initial public offering, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value."

Net income amounted to $455,000 for the three months ended December 31, 2016, an increase of $77,000, or 20.4%, compared to net income of $378,000 for three months ended December 31, 2015.  The increase in net income on a comparative quarterly basis was primarily the result of increases in net- interest income of $162,000 and non-interest income of $156,000 and a decrease in the provision for income taxes of $85,000, partially offset by an increase in non-interest expense of $246,000 and an increase in the provision for loan losses of $80,000.

The $162,000, or 10.2% increase in net interest income for the three months ended December 31, 2016 over the comparable period in 2015 was driven by a $280,000, or 13.0% increase in interest income, partially offset by an $118,000, or 20.6% increase in interest expense. The increase in interest income was primarily due to a $25.9 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $146.2 million for the three months ended December 31, 2015 to an average balance of $172.1 million for the three months ended December 31, 2016, and had the effect of increasing interest income $373,000.  Partially offsetting this increase was a 29 basis point decline in the average yield on loans receivable, net, including loans held for sale, from 5.78% for the three months ended December 31, 2015 to 5.49% for the three months ended December 31, 2016, which had the effect of decreasing interest income by $126,000.  Also contributing to the increase in interest income was an increase in average investment securities available for sale of $9.1 million which increased from an average balance of $789,000 for the three months ended December 31, 2015 to an average balance of $9.9 million for the three months ended December 31, 2016, and had the effect of increasing interest income $31,000.  The increase in interest expense was primarily attributable to a $25.9 million increase in average interest-bearing liabilities, which increased from an average balance of $157.8 million for the three months ended December 31, 2015 to an average balance of $183.7 million for the three months ended December 31, 2016, and had the effect of increasing interest expense $107,000.  Also contributing to this increase was a six basis point increase in the average rate on interest-bearing liabilities, from 1.45% for the three months ended December 31, 2015 to 1.51% for the three months ended December 31, 2016, which had the effect of increasing interest expense by $11,000. The average interest rate spread decreased from 3.56% for the three months ended December 31, 2015, to 3.32% for the same period in 2016 while the net interest margin decreased from 3.68% for the three months ended December 31, 2015 to 3.46% for the three months ended December 31, 2016.

The $80,000, or 200.0% increase in the provision for loan losses for the three months ended December 31, 2016 over the three months ended December 31, 2015 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at December 31, 2016.

The $156,000, or 27.3% increase in non-interest income for the three months ended December 31, 2016 over the comparable period in 2015 was primarily attributable to a $122,000 increase in insurance commissions earned by Quaint Oak Insurance Agency, a wholly owned insurance subsidiary of Quaint Oak Bank which began operations on August 1, 2016, a $73,000 increase in mortgage banking and title abstract fees, a $50,000 increase in other fees and service charges, and a $2,000 increase in other income.  These increases were partially offset by a $67,000 increase in the loss on sales and write-downs of other real estate owned, an $18,000 decrease in gain on sale of SBA loans, and a $6,000 decrease in net gain on the sales of residential mortgage loans.

The $246,000, or 15.6% increase in non-interest expense for the three months ended December 31, 2016 compared to the same period in 2015 was primarily attributable to a $170,000, or 16.7% increase in salaries and employee benefits expense, due primarily to increased staff related to the continued expansion of the Company's mortgage banking and lending operations and the launch of  Quaint Oak Insurance Agency on August 1, 2016, a $46,000 increase in other expense, a $43,000 increase in advertising, a $12,000 increase in occupancy and equipment expense, and a $5,000 increase in FDIC deposit insurance assessment.  These increases were partially offset by a $29,000, or 25.0% decrease in professional fees and a $1,000 decrease in other real estate owned expense.

The $85,000, or 49.7% decrease in the provision for income taxes for the three months ended December 31, 2016 over the three month period ended December 31, 2015 was due primarily to a tax deduction taken in the fourth quarter of 2016 related to the exercise of non-qualified stock options during the year ended December 31, 2016.

For the year ended December 31, 2016, net income increased $227,000, or 17.9% from $1.3 million for the year ended December 31, 2015 to $1.5 million for the year ended December 31, 2016. The increase in net income was primarily the result of increases in non-interest income of $590,000 and net interest income of $285,000 and a decrease in the provision for loan losses of $28,000, offset by increases in non-interest expense of $663,000 and the provision for income taxes of $13,000.

               The $285,000, or 4.5% increase in net interest income for the year ended December 31, 2016 over the comparable period in 2015 was driven by a $759,000, or 9.0% increase in interest income, partially offset by a $474,000, or 22.7% increase in interest expense. The increase in interest income was primarily due to an $18.3 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $141.3 million for the year ended December 31, 2015 to an average balance of $159.6 million for the year ended December 31, 2016, and had the effect of increasing interest income $1.1 million.  Partially offsetting this increase was a 27 basis point decline in the average yield on loans receivable, net, including loans held for sale, from 5.82% for the year ended December 31, 2015 to 5.55% for the year ended December 31, 2016, which had the effect of decreasing interest income by $431,000.  Also contributing to the increase in interest income was an increase in average investment securities available for sale of $5.6 million which increased from an average balance of $1.5 million for the year ended December 31, 2015 to an average balance of $7.1 million for the year ended December 31, 2016, and had the effect of increasing interest income $151,000.  Partially offsetting this increase was a 127 basis point decline in the average yield on investment securities available for sale from 2.70% for the year ended December 31, 2015 to 1.43% for the year ended December 31, 2016, which had the effect of decreasing interest income by $91,000. The increase in interest expense was primarily attributable to a $27.4 million increase in average interest-bearing liabilities, which increased from an average balance of $146.7 million for the year ended December 31, 2015 to an average balance of $174.1 million for the year ended December 31, 2016, and had the effect of increasing interest expense $436,000.  Also contributing to this increase was a four basis point increase in the average rate on interest-bearing liabilities, from 1.43% for the year ended December 31, 2015 to 1.47% for the year ended December 31, 2016, which had the effect of increasing interest expense by $38,000.   The average interest rate spread decreased from 3.83% for the year ended December 31, 2015, to 3.35% for the same period in 2016 while the net interest margin decreased from 3.96% for the year ended December 31, 2015 to 3.48% for the year ended December 31, 2016.

The $28,000, or 8.8% decrease in the provision for loan losses for the year ended December 31, 2016 over the year ended December 31, 2015 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at December 31, 2016.

The $590,000, or 29.3% increase in non-interest income for the year ended December 31, 2016 over the comparable period in 2015 was primarily attributable to a $290,000, or 21.5% increase in net gain on the sales of residential mortgage loans, a $182,000 increase in insurance commissions earned by Quaint Oak Insurance Agency which began operations on August 1, 2016, a $148,000 increase in mortgage banking and title abstract fees, an $83,000 increase in the gain on sale of SBA loans, and a $75,000 decrease in the loss on the sale of investment securities available for sale. These increases were partially offset by a $189,000 increase in the loss on sales and write-downs of other real estate owned.

The $663,000, or 11.0% increase in non-interest expense for the year ended December 31, 2016 over the comparable period in 2015 was primarily attributable to a $511,000, or 12.8% increase in salaries and employee benefits expense. As was the case for the quarter, the increase in salaries and employee benefits expense for the 2016 fiscal year compared to 2015 was primarily attributable to increased staff related to the continued expansion of the Company's mortgage banking and lending operations. Also contributing to the increase was a $75,000 increase in other expense, a $44,000 increase in advertising, a $38,000 increase in occupancy and equipment expense, an $18,000 increase in FDIC deposit insurance assessment, a $14,000 increase in other real estate owned expense, and a $2,000 increase in directors' fees and expenses.  These increases were partially offset by a $39,000, or 9.4% decrease in professional fees.

                The $13,000, or 1.8% increase in the provision for income taxes for the year ended December 31, 2016 over the year ended December 31, 2015 was due primarily to the increase in pre-tax income. Our effective tax rate decreased from 36.3% for the 2015 fiscal year to 32.9% for 2016 primarily due to a tax deduction taken in the fourth quarter of 2016 related to the exercise of non-qualified stock options during the year ended December 31, 2016.

The Company's total assets at December 31, 2016 were $216.2 million, an increase of $32.0 million, or 17.4%, from $184.2 million at December 31, 2015. This growth in total assets was primarily due to a $33.5 million, or 23.4%, increase in loans receivable, net, a $6.6 million, or 218.0% increase in investment securities available for sale, and a $980,000 increase in intangible assets, net of accumulated amortization.  These increases were partially offset by a $7.9 million, or 45.9% decrease in cash and cash equivalents and a $975,000, or 69.1% decrease in other real estate owned.  The largest increases within the loan portfolio occurred in the following categories: commercial real estate loans which increased $28.1 million, or 59.2%, commercial business loans which increased $5.7 million, or 220.1%, and multi-family residential loans which increased $2.2 million, or 18.1%. The largest decrease within the loan portfolio occurred in the home equity loans category which decreased $2.6 million, or 35.6%. The increase in intangible assets, net of accumulated amortization, is primarily related to the acquisition by Quaint Oak Insurance Agency of the renewal rights to the book of business produced and serviced by Signature Insurance Services, LLC on August 1, 2016 at a total cost of $1.0 million.  Based on a valuation, $515,000 of this intangible was determined to be goodwill.

Total deposits increased $27.8 million, or 18.6%, to $177.0 million at December 31, 2016 from $149.2 million at December 31, 2015. This increase in deposits was primarily attributable to increases of $21.3 million, or 18.4% in certificates of deposit, $4.5 million, or 17.1% in money market accounts, and $3.4 million, or 143.1% in non-interest bearing check accounts, partially offset by a $1.5 million, or 45.5% decrease in savings accounts.

Federal Home Loan Bank borrowings increased $2.0 million, or 14.8%, to $15.5 million at December 31, 2016 from $13.5 million at December 31, 2015.  During the third quarter ended September 30, 2016, the Company used excess liquidity to pay-off $1.0 million of long-term fixed rate borrowings that matured in September 2016. In the fourth quarter of 2016, the Company borrowed $1.0 million of short-term and $2.0 million in long-term fixed rate borrowings in order to fund loans.

Total stockholders' equity increased $1.8 million, or 9.2%, to $20.8 million at December 31, 2016 from $19.0 million at December 31, 2015.  Contributing to the increase was net income for the year ended December 31, 2016 of $1.5 million, the reissuance of treasury stock for exercised stock options of $190,000, common stock earned by participants in the employee stock ownership plan of $182,000, amortization of stock awards and options under our stock compensation plans of $129,000, and the reissuance of treasury stock under the Bank's 401(k) Plan of $92,000.  These increases were partially offset by dividends paid of $294,000, an increase in other comprehensive loss of $26,000, and the purchase of 1,435 shares of the Company's stock as part of the Company's stock repurchase program for an aggregate purchase price of $17,000.

Non-performing loans amounted to $1.9 million, or 1.06% of net loans receivable at December 31, 2016, consisting of fourteen loans, seven of which are on non-accrual status and seven of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $852,000, or 0.59% of net loans receivable at December 31, 2015, consisting of nine loans, three of which were on non-accrual status and six of which were 90 days or more past due and accruing interest. The non- performing loans at December 31, 2016 include nine one-to-four family non-owner occupied residential loans, three commercial real estate loans, one one-to-four family owner occupied residential loan, and one construction loan, and we believe all are generally well-collateralized or adequately reserved for.  During the quarter ended December 31, 2016, one loan was placed on non-accrual status resulting in the reversal of approximately $11,000 of previously accrued interest income and one loan that was on non-accrual status was returned to accrual status. The allowance for loan losses as a percent of total loans receivable was 0.90% at December 31, 2016 and 0.91% at December 31, 2015.

Other real estate owned, net, amounted to $435,000 at December 31, 2016, consisting of three properties. This compares to seven properties totaling $1.4 million at December 31, 2015.  During the quarter ended December 31, 2016 two properties with a carrying value of $299,000 were sold and a loss of $67,000 was realized on the transactions.  The Company is in the process of marketing the other properties for sale.  Non-performing assets amounted to $2.3 million, or 1.07% of total assets at December 31, 2016 compared to $2.3 million, or 1.23% of total assets at December 31, 2015.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank, a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania that conducts business through its two regional offices located in the Delaware Valley and Lehigh Valley markets in Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC. Consolidated Balance Sheets (In Thousands)

	At December 31, 2016	At December 31, 2015
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$9,300	$17,206
Investment in interest-earning time deposits	6,098	6,136
Investment securities available for sale at fair value	9,555	3,005
Loans held for sale	4,712	5,064
Loans receivable, net of allowance for loan losses (2016: $1,605; 2015: $1,313)	176,807	143,305
Accrued interest receivable	862	983
Investment in Federal Home Loan Bank stock, at cost	713	618
Bank-owned life insurance	3,728	3,638
Premises and equipment, net	1,730	1,834
Goodwill	515	-
Other intangible, net of accumulated amortization	465	-
Other real estate owned, net	435	1,410
Prepaid expenses and other assets	1,243	969
Total Assets	$216,163	$184,168

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$5,852	$2,407
Interest-bearing	171,155	146,822
Total deposits	177,007	149,229
Federal Home Loan Bank advances	15,500	13,500
Accrued interest payable	142	123
Advances from borrowers for taxes and insurance	2,210	1,859
Accrued expenses and other liabilities	514	421
Total Liabilities	195,373	165,132
Stockholders' Equity	20,790	19,036
Total Liabilities and Stockholders' Equity	$216,163	$184,168

QUAINT OAK BANCORP, INC. Consolidated Statements of Income (In Thousands, except share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Interest Income	$2,442	$2,162	$9,183	$8,424
Interest Expense	691	573	2,565	2,091
Net Interest Income	1,751	1,589	6,618	6,333
Provision for Loan Losses	120	40	292	320
Net Interest Income after Provision for Loan Losses	1,631	1,549	6,326	6,013
Non-Interest Income	728	572	2,603	2,013
Non-Interest Expense	1,818	1,572	6,695	6,032
Income before Income Taxes	541	549	2,234	1,994
Income Taxes	86	171	736	723
Net Income	$455	$378	$1,498	$1,271

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Per Common Share Data:
Earnings per share – basic	$0.25	$0.22	$0.84	$0.74
Average shares outstanding – basic	1,802,458	1,736,397	1,718,410	1,718,456
Earnings per share – diluted	$0.23	$0.20	$0.77	$0.68
Average shares outstanding - diluted	1,955,854	1,917,351	1,935,903	1,882,466
Book value per share, end of period	$10.99	$10.34	$10.99	$10.34
Shares outstanding, end of period	1,891,150	1,841,475	1,891,150	1,841,475

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	4.83%	5.01%	4.82%	5.26%
Average rate on interest-bearing liabilities	1.51%	1.45%	1.47%	1.43%
Average interest rate spread	3.32%	3.56%	3.35%	3.83%
Net interest margin	3.46%	3.68%	3.48%	3.96%
Average interest-earning assets to average interest-bearing liabilities	110.15%	109.37%	109.30%	109.12%
Efficiency ratio	73.33%	72.75%	72.60%	72.28%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.06%	0.59%	1.06%	0.59%
Non-performing assets as a percent of total assets	1.07%	1.23%	1.07%	1.23%
Allowance for loan losses as a percent of non-performing loans	85.74%	154.15%	85.74%	154.15%
Allowance for loan losses as a percent of total loans receivable	0.90%	0.91%	0.90%	0.91%
Texas Ratio (2)	10.30%	11.11%	10.30%	11.11%
_____________________
(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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